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                                                                  Exhibit 23.1

                                     [LETTERHEAD]



                          CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of HCC Insurance Holdings, Inc. on Form S-8 of our reports dated March 26, 1998, on our audits of the consolidated financial statements and financial statement schedules of HCC Insurance Holdings, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997. Our reports state that they are based on the reports of KPMG Peat Marwick LLP, independent certified public accountants with respect to their audit of the 1996 and 1995 consolidated financial statements and financial statement schedules of Avemco Corporation.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas
December 9, 1998